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                                                             EXHIBIT 99(a)

                       MEDICINE SHOPPE INTERNATIONAL, INC.
                             1990 STOCK OPTION PLAN

1.       PURPOSE OF THE PLAN

         The Medicine Shoppe International, Inc. 1990 Stock Option Plan ("Plan") is intended to provide additional incentive to certain valued and trusted employees and directors of Medicine Shoppe International, Inc., a Delaware corporation, (the "Company") by encouraging them to acquire shares of the $.01 par value common stock of the Company (the "Stock") through options to purchase Stock granted pursuant to the Plan ("Options"), thereby increasing such employees' and directors' proprietary interest in the business of the Company, and providing them with an increased personal interest in the continued success and progress of the Company, the result of which will promote both the interests of the Company and its shareholders.

         Options granted under the Plan will be either options intended to qualify as "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code") ("ISOs") or non-qualified options ("NQOs"). Each employee or director granted an Option shall enter into an agreement with the Company (the "Option Agreement") setting forth the terms and conditions of the Option, as determined in accordance with this Plan.

2.       ADMINISTRATION OF PLAN

         This Plan shall be administered by the Compensation Committee appointed by the Board of Directors of the Company (the "Committee"), to be composed of three (3) members of the Board of Directors of the Company who shall be appointed from time to time by the Board of Directors. If no committee is appointed, reference to "Committee" shall be deemed to refer to the Board of Directors. The Committee shall have the sole power:

         a. Subject to the provisions of the Plan, to construe and interpret the Plan and Options granted under it; to define the terms therein; to determine the time or times an Option may be exercised, the number of shares which may be exercised at any one time, and when an Option may terminate; and, to establish, amend, and revoke rules and regulations relating to the Plan and its administration. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan, or in any Option Agreement, in a manner and to the extent it shall deem necessary to expedite and make the Plan fully effective. All determinations and interpretations made by the Committee shall be conclusive and binding on all Optionees and on their legal representatives and beneficiaries.


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         b. To determine all questions of policy and expediency that may arise in the administration of the Plan and generally exercise such powers and perform such acts as are deemed necessary or expedient to promote the best interest of the Company.

3.       SHARES SUBJECT TO THE PLAN

         Subject to the provisions of paragraph 13, the Stock which may be sold pursuant to Options granted under the Plan shall not exceed in the aggregate Two Hundred Thousand (200,000) shares of Stock. If any Options granted under the Plan terminate, expire or are surrendered without having been exercised in full, the number of shares of Stock not purchased under such Options shall be available again for the purpose of the Plan.

4.       PERSONS ELIGIBLE FOR OPTIONS

         a. All employees and directors of the Company shall be eligible to receive the grant of Options under the Plan. The Committee shall determine the employees and directors to whom Options shall be granted, the time or times such Options shall be granted, the type of Option to be granted, the number of shares to be subject to each Option and the times when each Option may be exercised. An employee or director who has been granted an Option (an "Optionee"), if he is otherwise eligible, may be granted additional Options. An employee or director may be granted ISOs or NQOs or both under the Plan; provided, however, that the grant of ISOs and NQOs to an employee or director shall be the grant of separate Options and each ISO and each NQO shall be specifically designated as such in accordance with the applicable provisions of the Department of Treasury regulations.

         b. With respect to the granting of ISOs only, no ISO will be granted to an Optionee, and an attempted grant of such an ISO will be void, if the aggregate fair market value (determined at the time an ISO is granted) of the Stock with respect to which the ISO and previously granted ISOs are exercisable for the first time by such Optionee during any calendar year (under all such Plans of the Company) exceeds $100,000.00.

5.       PURCHASE PRICE

         The purchase price of each share of Stock covered by each ISO shall not be less than one hundred percent (100%) of the Fair Market Value Per Share (as defined below) of the Stock on the date the ISO is granted; provided, however, if when an ISO is granted the employee or director receiving the ISO owns or will be considered to own by reason of Section 425(d) of the Code more than ten percent (10%) of total combined voting power of all classes of stock of the Company, the purchase price of the Stock covered by such ISO shall not be less than one hundred and ten percent (110%) of the Fair Market Value Per Share of the Stock on the date the ISO is granted.


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         The purchase price of each share of Stock covered by each NQO shall be set from time to time in the total discretion of the Committee.

         "Fair Market Value Per Share of the Stock" shall mean: (1) if the Stock is not publicly traded, the amount determined by the Committee on the date of the grant of an Option; (2) if the Stock is traded only otherwise than on a securities exchange and is not quoted on the National Association of Securities Dealers automated quotation system ("NASDAQ"), the closing quoted selling price of the Stock on the date of grant of an Option as quoted in "pink sheets" published by the National Daily Quotation Bureau; (3) if the Stock is traded only otherwise than on a securities exchange an is quoted on NASDAQ, the closing quoted selling price of the Stock on the date of granting the Option, as reported by the Wall Street Journal; or (4) if the Stock is admitted to trading on a securities exchange, the closing quoted selling price of the Stock on the date of grant of the Option, as quoted in the Wall Street Journal. For purposes of Items (1) through (4) of this paragraph, if there were no sales on the date of the grant of an Option, the Fair Market Value Per Share shall be determined by the Committee in accordance with Section 20.2031-2 of the Federal Estate Tax Regulations.

6.       DURATION OF OPTIONS

         The expiration date of the Option and all rights thereunder shall be determined by the Committee, but not more than ten (10) years from the date the Option is granted, and shall be subject to earlier termination as provided herein; provided, however, if when an ISO is granted the Optionee owns, or would be considered to own by reason of Section 425(d) of the Code, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, such ISO shall expire not more than five (5) years from the date the ISO is granted.

7.       EXERCISE OF OPTIONS

         a. An Option may be exercisable in installments or otherwise upon such terms as the Committee shall determine when an Option is granted. As a condition of the exercise, in whole or in part, of any Option, the Committee may require the Optionee to pay, in addition to the purchase price of the Stock covered by the Option, an amount equal to any Federal, state and local taxes that may be required to be withheld in connection with the exercise of such Option.

         b. No Option will be exercisable (and any attempted exercise will be deemed null and void) if such exercise would create a right of recovery for "short-swing profits" under Section 16(d) of the Securities Exchange Act of 1934.

8.       METHOD OF EXERCISE

         a. When the right to purchase shares accrues, Options may be exercised by giving written notice to the Company stating the

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number of shares for which the Option is being exercised, accompanied by payment in full by cash, or its equivalent, acceptable to the Company, of the purchase price for the shares being purchased and, if applicable, any Federal, state or local taxes required to be withheld in accordance with the provisions of Section
7. The Company shall issue a separate certificate or certificates of Stock for each Option exercised by an Optionee.

         b. In the Committee's discretion, determined at the time the Option is granted, payment of the purchase price for the shares may be made in whole or in part with other shares of Stock of the Company which are free and clear of all liens and encumbrances. The value of the shares of Stock tendered in payment for the shares being purchased shall be the Fair Market Value Per Share on the date of the Optionee's notice of exercise.

         c. Notwithstanding the foregoing, the Company shall have the right to postpone the time of delivery of the shares for such period as may be required for the Company with reasonable diligence, to comply with any applicable listing requirements of any national securities exchange or any Federal, state or local law. If the Optionee, or other person entitled to exercise the Option, fails to accept delivery of and pay for the shares specified in such notice, the Committee shall have the right to terminate his Option with respect to such shares.

9.       NONTRANSFERABILITY OF OPTIONS

         No Option granted under the Plan shall be assignable or transferable by the Optionee, either voluntarily or by operation of law, other than by will or the laws of descent and distribution, and shall be exercisable during his lifetime only by the Optionee.

10.      CONTINUANCE OF EMPLOYMENT

         Nothing contained in the Plan or in any Option granted under the Plan shall confer upon any Optionee who is also an employee any rights with respect to the continuation of his employment by the Company or interfere in any way with the right of the Company (subject to the terms of any separate employment agreement to the contrary) at any time to terminate such employment or to increase or decrease the compensation of the Optionee from the rate in existence at the time of the granting of any Option.

11.      RESTRICTIONS ON SHARES

         If the Company shall be advised by counsel that certain requirements under the Federal or state securities law must be met before Stock may be issued under this Plan, the Company shall notify all persons who have been issued Options, and the Company shall have no liability for failure to issue Stock under any exercise of Options because of a delay while such requirements are being met.

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12.      PRIVILEGE OF STOCK OWNERSHIP

         No person entitled to exercise any Option granted under the Plan shall have the rights or privileges of a stockholder of the Company for any shares of Stock issuable upon exercise of such Option until such person has become the holder of record of such shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date on which such person becomes the holder of record, except as provided in Section 13.

13.      ADJUSTMENT

         a. If the number of outstanding shares of Stock are increased or decreased, or such shares are exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock dividend, stock split, combination of shares, or other similar transaction, the aggregate number of shares of Stock subject to the Plan as provided in Section 3, and the Shares of Stock subject to issued and outstanding Options under the Plan shall be appropriately and proportionately adjusted by the Committee. Any such adjustment in an outstanding Option shall be made without change in the aggregate purchase price applicable to the unexercised portion of the Option but with an appropriate judgment in the price for each share or other unit of any security covered by the Option.

         b. Notwithstanding subsection (a) of this Section, upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all of the assets of the Company or of more than 80% of the then outstanding Stock of the Company to another corporation, the Plan shall terminate, and any Options granted under the Plan shall terminate on the day before the consummation of the transaction, and the Committee shall have the right, but shall not be obligated, to accelerate the time in which any Option may be exercised prior to such termination, unless provision shall be made in writing in connection with such transaction for the continuance of the Plan, for the assumption of Options previously granted or the substitution for such Options with new options to purchase the Stock of a successor employer corporation, or parent or subsidiary thereof, with appropriate adjustments as to number and kind of shares and the Option price, in which event the Plan and Options previously granted shall continue in the manner and under the terms so provided; provided, however, that the Committee or Directors shall have the authority to amend this Section to provide for a requirement that a successor corporation assume any outstanding Options if such is required for the Plan to be qualified in Delaware.

         c. Adjustments under this Section shall be made by the Committee whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No

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fractional shares of Stock shall be issued under the Plan or in connection with any such adjustment.

14.      AMENDMENT AND TERMINATION OF PLAN

         a. The Board of Directors of the Company may, from time to time, with respect to any shares at the time not subject to Options, suspend or terminate the Plan or amend or revise the terms of the Plan; provided that any amendment to the Plan shall be approved by a majority of the shareholders of the Company if the amendment would (i) materially increase the benefits accruing to participants under the Plan; (ii) increase the number of shares of Stock which may be issued under the Plan, except as permitted under the provisions of
Section 13; or (iii) materially modify the requirements as to eligibility for participation in the Plan.

         b. The Plan shall terminate ten (10) years from the earlier of the adoption of the Plan by the Board of Directors or its approval by the shareholders.

         c. No amendment, suspension or termination of the Plan shall, without the consent of the Optionee, alter or impair any rights or obligations under any Option granted to such Optionee under the Plan.

15.      EFFECTIVE DATE OF PLAN

         This Plan shall become effective upon adoption by the Board of Directors of the Company and approval by the Company's shareholders; provided, however, that prior to approval of the Plan by the Company's shareholders but after adoption by the Board of Directors, Options may be granted under the Plan subject to obtaining such approval.

16.      TERM OF PLAN

         No Option shall be granted pursuant to the Plan after ten (10) years from the earlier of the date of adoption of the Plan by the Board of Directors of the Company or the date of approval by the Company's shareholders.


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